Liquidity Services, Inc. Q3 2022 Earnings Conference Call August 4, 2022 10:30 AM ET

Company Participants

Bill Angrick - Chairman and Chief Executive Officer

Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

George Sutton - Craig-Hallum

Gary Prestopino - Barrington Research

Operator

Welcome to the Liquidity Services Third Quarter of Fiscal Year 2022 Financial Results Conference Call. My name is Vanessa and I will be your operator for today’s call. On the call today are Bill Angrick, Liquidity Services Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after the prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services management’s views as of today, August 4, 2022 and will not – it will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today’s press release and filings with the SEC, including the most recent annual report on Form 10-K. As you listen to today’s call, please have the press release in front of you, which includes Liquidity Services’ financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services management will discuss certain non-GAAP financial measures in its press release and filings with the SEC, each of which is posted on its website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with the comparable GAAP measures as available. Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to Liquidity Services CEO, Bill Angrick.

Bill Angrick

Good morning and welcome to our Q3 earnings call. I will review our Q3 performance and next, Jorge Celaya will provide more details on the quarter. Our marketplace platform and team continued to deliver important supply chain efficiencies for our customers and help them navigate a volatile inflationary economic environment still fraught with unique supply chain challenges. We are making excellent progress in executing our strategic plan, and we’re very excited about the opportunity that lies ahead to expand our market leadership in the $100 billion circular economy.

A few key highlights from Q3. First, we continue to scale our business towards our objective of $1.5 billion in annualized GMV. During Q3, we grew our GMV by 33% year-over-year to a record $325 million, our eighth consecutive quarter of 20% plus annual GMV growth. The growth and activity on our platform is due to our market leadership as the leading global commerce company powering the circular economy.

Our solutions have never been more relevant and are helping retailers, manufacturers and government agencies to smartly manage and monetize underutilized assets with speed, reliability and excellent recovery. Our solutions are actively used in every major industry vertical in our economy, from retail, energy, transportation, construction and healthcare to save money, free up capital and space and reduce waste. In turn, we provide buyers, most of whom are small businesses and entrepreneurs, the opportunity to save money in an inflationary environment, grow their own businesses and make a positive impact on their communities. In this manner, our business can be best described as a constant cyclical business, one that can prosper both in periods of economic expansion, inflation and even contraction.

Secondly, we continue to grow our network effect. As we expanded the volume and type of assets on our platform during Q3, we saw a 22% year-over-year increase in the number of registered buyers, a 43% year-over-year increase in the number of auction participants and a 37% year-over-year increase in the number of completed transactions on our platform. Buyers know that on Liquidity Services platforms, they can find and buy valuable inventory and equipment in a trusted and transparent manner, which helps them fight inflation and stay competitive. Our buyers range from small businesses to Fortune 1000 corporations and government agencies, who use our platforms to source equipment to meet their operational needs. We enable them to quickly source the needed items at lower cost and more quickly than waiting on newly manufactured items to arrive. Finally, this reinforces our role in the circular economy by obviating the need to manufacture new goods, which saves energy and natural resources for our planet.

Next, we continue to see strong adoption of our consignment model. During Q3, 89% of the GMV transacted on our platforms was under our consignment pricing model up from 85% in the prior year period. We believe strongly in the consignment model because it aligns incentives between Liquidity Services and our sellers to maximize the value of the assets we bring to market. Through our ongoing investments, in an enhanced user experience, marketing technology and growing our buyer base, we are able to increase the value realized by our sellers and in turn, Liquidity Services shareholders.

We have also made strong gains in several high-value asset categories, including real estate, construction and energy equipment. We’ve continued to expand the number and breadth of government-sponsored real estate sales using our platform, including several high-profile sales from California to Florida during Q3. We continue to view online real estate sales as a $1 billion annual GMV growth opportunity. By moving the sales process online, government real estate sellers were able to accelerate the sales cycle, reduced administrative costs, increased transparency, and deliver more money to the taxpayer and their local communities.

In the energy vertical, we recorded one of our strongest quarters in the past 5 years during Q3, as our online model continues to gain traction with large multinational energy companies, and we expect this to continue as demonstrated by several large energy equipment sales we recently announced. In the construction equipment vertical, our online sell and play solution is faster and less expensive than legacy alternatives. It continues to gain share with fleet owners. We expect our commercial construction equipment business to grow organically by over 30% during fiscal year 2022.

Next, we continue to innovate by introducing new products and services. For example, in our Machinio segment, we’ve expanded our advertising solutions in more equipment categories and related services, such as financing, which together helped drive 27% year-over-year organic growth in this segment. We have also developed technology integrations between our Liquidity Services marketplace platforms and major retail, industrial and government sellers to help them list assets directly on our platform with greater speed and accuracy. This allows our selling customers to achieve better business outcomes and for LSI to continue its expansion of asset-light self-directed solutions.

Another example, many clients came to us with their challenges on how best to handle the management and sale of high cube customer returns and shelf-full inventory. In response, we opened a new 100,000 square-foot distribution center facility in Kentucky to allow our retail supply chain clients to reduce their storage, transportation and handling costs for return and shelf hold goods. This will enhance our clients’ financial bottom lines and also meet their sustainability objectives through carbon footprint reductions. Finally, we continue to operate a very capital-efficient business with strong operating cash flow, over $88 million in cash and zero debt. We will continue to deploy our capital and reinvest our profits, organic growth initiatives, share buybacks and tuck-in acquisitions.

In closing, we thank our team members across Liquidity Services for their dedication to our mission to power the circular economy in order to benefit sellers, buyers and the planet.

I’ll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. We have continued to advance our strategic initiatives and diversification by growing our client base and product categories we sell, while expanding our low-touch asset-light service offerings. While the current macroeconomic environment may present challenges to some of our clients, we expect that our flexible service offerings will be an advantage to our sellers and buyers as they navigate to this potentially volatile period.

We completed the third quarter of fiscal year 2022 with $325 million in GMV, another new quarterly record. GMV was up 33% from $244.7 million in the same quarter last year. Revenue for the third fiscal quarter was $69.9 million, consistent to the same quarter last year. As previously highlighted, our long-term strategy has involved seeking higher growth in consignment lower-touch sales, while continuing to offer full-service consignment and purchase option and other value-added services to our seller clients. The higher growth and proportion of lower touch consignment is consistent with our long-term strategy and has the overall effect of lowering our ratio of revenue as a percent of GMV over time, despite market and market share increases as reflected in our 8 consecutive quarters of over 20% and year-over-year GMV growth.

Specifically comparing the segment results for this quarter to the same quarter last year, our GovDeals segment was up 52% on GMV and 13% on revenue, with the faster GMV growth reflecting the inclusion of bid for assets this year, which has lower average take rate on its higher value real estate asset sales. The retail RSCG segment was down 1% on GMV and 4% on revenue as we began to see some shift in return goods volumes to faster growing excess inventory volumes. And we also see a greater proportion of consignment GMV, reducing the revenue to GMV ratio.

Our CAG segment was up 13% on GMV and down 8% on revenue, reflecting a year-over-year increase in sales during the quarter, conducted with partner organizations. Machinio was up 27% on revenue, continuing its strength in its subscription business. While we experienced some delays in transaction volumes during the quarter for CAG and bid for assets within GovDeals and vehicle volumes lower than anticipated at GovDeals, we are encouraged by the record GMV quarter and the resilience of our strategy and business segment diversification that continues to generate strong profitability and cash flow.

GAAP net income for this third quarter was $16.4 million, resulting in diluted earnings per share of $0.50 and includes the higher effective tax rate in 2022 than 2021. The cash effect of the higher effective tax rate remains neutral as we maintain a U.S. tax NOL position. The GAAP net income and earnings per share includes an $11.5 million or $0.35 per share non-cash gain from the reduction in fair value of the bid for assets earn-out liability, as additional flows of originally expected auction activity are now expected to fall outside of the earn-out period.

Non-GAAP adjusted EBITDA was $11.9 million, down from the same quarter last year, reflecting increased operating expenses in sales and marketing and in our technology and business operations, which includes retail expansion of their distribution center network to accommodate demand for its more diversified client base. We hold $88.3 million in cash and have zero debt and $25 million of available borrowing capacity under our credit facility. We performed $5.4 million in share repurchases during the quarter. We have generated operating cash flows of $42.2 million on a trailing 12-month basis, which compares to adjusted EBITDA of $41.8 million over the same period. Our GAAP net income for the same period was $64.7 million.

Our GMV guidance for the fourth quarter exceeds the prior year as we are anticipating year-over-year GMV growth across our segments. While GovDeals will be coming off its seasonally high third quarter for its traditional business, the addition of bid for assets and its expected growth of real estate category, along with GovDeals’ expansion in seller accounts, should result in improved GMV volumes. This, despite potential near-term headwind as government agency sellers may delay their vehicle fleet retirement time lines in response to continued supply chain issues impacting new vehicle production, which, in turn, can impact volumes and pricing of used vehicles sold.

Retail remains focused on diversifying its product flows, sales channels and distribution network and also expect to help with clients and solutions for managing excess inventory in response to recent changes in general consumer sentiment. Many of our retail clients last year were handling flows containing more higher value returned products and some through lower touch services.

CAG expects continued strength in the energy sector as the industry assesses asset needs in response to elevated energy pricing. We see potential for growing low touch services in the energy sector that would extend our sell and place offering beyond our heavy equipment sector within CAG. CAG also expects to complete a significant international purchase transaction with an industrial partner, which would result in a higher revenue as a percent of GMV ratio relative to our Q3 results.

Primarily due to our improved profitability and long-term prospects, we released our U.S. deferred tax valuation allowance last year, resulting in a higher effective tax rate this year expected for the total year in the 15% to 20% range. The cash effect of this higher rate is neutral to our – to last year, yet does increase tax expense and hence, reduces GAAP and non-GAAP net income and EPS this year compared to last year. Albeit, our non-GAAP profit guidance ranges are consistent with the prior year as top flight increases are expected to offset the higher tax rate and the growth tailored operating expenses undertaken in business operations, sales, technology, marketing earlier this year.

Management’s guidance for Q4 of fiscal year 2022 is as follows: We expect GMV to range from $300 million to $330 million. GAAP net income is expected in the range of $3.5 million to $6.5 million with a corresponding GAAP diluted earnings per share ranging from $0.10 to $0.19 per share. We estimate non-GAAP adjusted EBITDA to range from $10 million to $13 million.

Non-GAAP adjusted diluted earnings per share, is estimated in the range of $0.18 to $0.27 per share. The GAAP and non-GAAP EPS guidance assumes that we have between 33.5 million and 34 million fully diluted weighted average shares outstanding for the fourth quarter of fiscal year ‘22.

We will now take your questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] And we have our first question from George Sutton with Craig-Hallum.

George Sutton

Thank you, guys. So I wanted to look generically at the market opportunities as they exist today, excluding government vehicle retirements, which I understand impact you a little bit on the supply side. But when we look at rising inflation, we look at increasing retail inventory levels and then, of course, supply chain uncertainties generically, those are all very positive drivers for your business. I just want to make sure I’m putting this exactly in context in terms of the opportunities as you see them.

Bill Angrick

George, thanks for the question. Certainly, the supply side has grown relative to retail supply chain challenges and issues. So the investments that we have announced are directly correlated to retail supply chain participants asking for assistance, both in terms of fully managed services where we provide the space and the marketplace to manage and sell not only return goods, but shelf-pulled inventory. Additionally, we have been investing in the technology integration between our marketplace through APIs to connect with our clients’ financial inventory management systems because clients have asked for the opportunity to be able to sell goods from their locations directly in our platform. And depending upon the cube size and handling costs, clients might do one or the other. So the macro trend there is very favorable for us. I would point out that in Q3, like everybody in e-commerce, we saw a trade down in the value of goods being purchased at retail, whether online or in-store, yet our business handled this very well because we have a more diversified set of drivers across industry vertical, and we have continued to gain share with new accounts. And my view is that there was a little bit of a reset in how consumer wallet was moving away from, let’s say, shopping, to travel, to out-of-the-home experiences. But I think we feel, again, broadly speaking, as we move through sort of the next few seasons, back-to-school and holiday, that personal and consumer balance sheets are solid. And we’re well positioned because we provided clients with what they have asked for, and they can work with us in multiple ways, and we think that’s the benefit.

Regarding inflation, there is no question that buyers look at Liquidity Services marketplace as a way to save money and stretch their dollar. That’s true for not only micro businesses, entrepreneurs and small businesses, that’s also true for major corporations and government agencies who buy on our platform to access high-value equipment. It’s less expensive. It’s immediately available. They can deploy that in their operations. And so we find that to be very virtuous in terms of the network effect. We have people that sell on our platform. They turn around, they need something, they may buy on the platform. So those, I think, are strong macro trends and reinforce the strength of our business model.

George Sutton

Just a follow-up on the flywheel and flash network effect concept, very impressive 43% increase in auction participants, impressive 37% completed transactions, I’m just curious because you don’t give seller numbers, help us understand how you’re investing in bringing on more sellers onto the platform? Obviously, you’re seeing a big increase in the number of buyers. Where are you spending the vast majority of your spend?

Bill Angrick

Sure. I think this is a combination of human capital and technology. And breaking that down further, on the human capital side, we continue to build our domain expertise to understand the industry context and the specific assets that are being sold in industry verticals like real estate, energy supply chain, construction, transportation and that is your classic enterprise sales organization that’s creating awareness, that’s able to connect our clients’ pain points with our solutions, help nudge people along the sort of digital-first solutions, get people out of, let’s say, an analog solution. And we started that process many years ago, and we’ve added capacity to champion Liquidity Services as a best practice in all of those high-value verticals, along with traditional verticals like retail supply chain. So we have added roughly 20% to our headcount coming into fiscal ‘22 versus the prior year. And the large portion of that is in enterprise sales as well as marketing. And in the marketing side of the house, we’re very adept at using sort of demand generation technology, getting people to learn about Liquidity Services when they are online, when they are looking at their industry association material, looking for best practice, forums, finding out information about us, following a case study that we published back to the lead generation funnel that feeds our enterprise sales organization. We have also been very adept at using account-based marketing technologies to go inside deeper with very large multinational companies and in some cases, government agencies who are already doing business with, but we can further penetrate that account. And so we have techniques to find that latent potential with companies we are already doing business with, but perhaps not in all geographies and not in all business segments. And I think those two are very powerful ways to capture the market opportunity.

George Sutton

Got it. Just one more question, if I could. We have seen some interesting legislation in markets like Oklahoma, Mississippi, Pennsylvania we have seen certain cities and counties taking their entire auction business online. Can you just talk about that trend generally in terms of what kind of velocity you are seeing? How significant can that move be in your opinion?

Bill Angrick

I think we are at the cusp of virtually every government agency, municipality looking at what defines a smart city or what defines the most sustainable set of best practices to manage the assets within the infrastructure of the city. And we are in the heart of that discussion with the ability to provide a lot of data to contribute to that cost benefit analysis, both in terms of what can be sold, what can you realize value for, what’s the way to accelerate the sales cycle, what’s the way to publish the data on carbon footprint savings, cost savings for freeing up idle space used to store assets. And I think it’s a big opportunity. I think it’s anywhere you live or work has opportunities to be more efficient, and there’s no question that in many parts of the country, people need to find ways to be more efficient. Their tax base might be challenged during this great migration from one area of the country to another. So we are having that conversation with decision makers at the state and local level. We’re also formulating and advancing policy decisions that turn into laws on the books that are creating first-of-their-kind legislation to allow online sales, and that’s obviously something we believe strongly and something that we think we can demonstrate real value for legislators. And we’ve had success there in a number of jurisdictions. And that, I think, is opening up what we see on the public sector side, is a $3 billion to $4 billion GMV opportunity. We are well entrenched to be the best-in-class there and take this to the next level. And I think what that means is, just take a look at real estate, I think we see that as a $1 billion GMV opportunity. When you look at the migration from combustion engine to e-vehicles over time, we’re right in the middle of that, providing services, marketplaces and solutions to reduce that pain of making that transition.

And I think this is also influencing corporate clients who are taking a queue from certain policymakers on how they can get ahead of the curve, and providing things like our assets on service for industrial clients to track and manage all of their underutilized equipment throughout the organizations – throughout the world and feed that into a marketplace like ours is another smart way to manage the business. So we think, combined with sustainability goals, combined with the need to be more efficient and then a desire to modernize infrastructure through the build back better legislation that’s worked its way through Congress, and I think now people are looking at how do I spend money to upgrade roads, bridges, facilities, water treatment facilities, energy, power generation facilities, that clearly will benefit citizens and society, but also require people to help manage the sale of legacy assets. So we look forward to that.

George Sutton

Perfect. Appreciate it.

Operator

Thank you. Our next question is from Gary Prestopino with Barrington Research.

Gary Prestopino

Hey, good morning everyone. I have several questions. First of all, on the income statement, Jorge, it looks like your G&A expense was down almost 17% year-over-year, if I am correct on that. Was there some kind of a reversal of an accrual there that caused that to happen?

Jorge Celaya

Yes, Gary, the – as we get here closer to the end of the year, some of our variable comp, there is some reversal for that given what our expectations now are for the year.

Gary Prestopino

Okay. That’s fine. And then, Bill, in general, you put up two warehouses this year, we went through another kind of investment spending cycle. Are you where you need to be as you scale this business to where you wanted to get to in terms of GMV? I guess what I am kind of asking is with the current platform that you have in physical facilities and technology, where can you grow that GMV without going through another big spending cycle?

Bill Angrick

Well, we are at $1.4 billion run-rate and we think the glide path is on track with what our stated goal was with $1.5 billion. And I don’t see us making massive infrastructure investments around distribution center space. Where we see the growth, and we commented on the call, was consignment model has been embraced. We are doing a lot of tech integration to support self-directed sales, but we are responding to client needs. I think that the infrastructure that we have today certainly could take us another $0.5 billion of sales, so let’s say, up to $2 billion of annual GMV, and that’s a function of us being very asset-light, by continuing to find those high-value asset categories to drive through the platform where we don’t have to take possession of those assets for use physical facilities. Clients have smartly thought about selling directly on our platform from their locations. So we’ve invited that integration. I think that’s a really sticky value-added integration process. So we’re really thinking about making sure that when people think of sustainability, think of asset disposal in the context of the industries we serve, they know about Liquidity Services, they have access to our past performance as displayed in case studies that we’re involved with the industry associations who are making policy, in some cases, the legislative process to formulate open and transparent and market-friendly rules and regulations and that’s what this is about.

Gary Prestopino

Okay. And then just lastly, can you maybe talk a little bit about – it looks like your gross profit in the CAG segment and the Retail segment was down. And I understand that, that’s going down as a percentage of GMV, but as a percentage of revenue, it’s been going down as well. And I am just wondering, is that – you are talking about there is less high value-added items in the retail side, the CAG side, you’re having some issues with supply chain, stuff like that, but is that indicative of that the buyers are pulling back on paying escalated prices for the things that you are selling? Because it would seem that if you’re moving more to a consignment model and continue to do so, that your actual costs would come down for auctioning assets. So could you comment on that a little bit, please?

Bill Angrick

Sure. Well, we like the trend lines in terms of the overall mix shift in our business. And we don’t want to be catalyst in interacting with the marketplace. If clients truly value and will pay for value-added services, such as fully managed distribution center solutions, in some cases, onsite technology integration, we are going to provide that. But what we have seen over time is that the mix shift towards consignment is clear. And in that model, we are really dealing with a very high gross profit margin percentage of GAAP revenue. And you can see that in the segment table in the earnings press release, when you are looking at businesses like GovDeals, the Capital Assets Group, Machinio, that’s very high margin business as a percentage of GAAP revenue. And that’s where I think the world is going, and we’re providing the platform solutions to take clients in that direction. And I mentioned how incentive aligned the consignment pricing model is. If we double the sales value realized for assets in our marketplace, our clients getting the vast majority of that upside. So we’re totally focused on delivering that result. And the retail business does have a mix of both self-directed and purchase model business, but as a percentage of the overall consolidated results that has shrunk over time, – and again, we have certain clients that use both. So we are pragnostic to that. There was commentary industry-wide, and with our own print for Q3 that the mix of goods being sold has changed over the last 12 months. And I think that’s probably a little seasonal as people get into the travel season and get distracted and do other things. So there are some lower-value goods relative to where we were a year ago. I don’t think that’s necessarily permanent. If you were going to bet on where people are going to be in the next 12, 24, 36 months, are they going to go physically into the department store chain in the mall? Are they going to take advantage of and expanded delivery services and availability and convenience of shopping online? We think it’s going to be the latter and we think the share of online to total sales continues to grow. We think it will be up over the next 2 years. So we are well positioned to capture value there.

Gary Prestopino

Okay, thank you.

Operator

And thank you. We have no further questions. This concludes our question-and-answer session. Thank you. Ladies and gentlemen, this concludes our conference. We thank you for your participation and you may now disconnect.